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                                                                    EXHIBIT 11.1

                        Natural MicroSystems Corporation

                 Computation of Earnings Per Share Exhibit 11.1


                                                                                Three Months                 Six Months
                                                                               Ended June 30,               Ended June 30,

                                                                          1995           1996             1995           1996
                                                                        -------        --------         -------        -------
Net income (loss)                                                       $   428        $ (3,063)        $ 1,040        $(2,210)
                                                                        =======        ========         =======        =======

Weighted average shares outstanding                                       3,500           4,887           3,500          4,425

Common shares attributable to
dilutive options and warrants                                               195              --             171             --

                                                                        -------        --------         -------        -------
Fully diluted weighted average shares outstanding                         3,695           4,887           3,671          4,425
                                                                        =======        ========         =======        =======

Fully diluted net income (loss) per share                               $  0.12        $  (0.63)        $  0.28        $ (0.50)
                                                                        =======        ========         =======        =======
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